For Immediate Release

Best Buy Names Former Starbucks Executive Stephen Gillett EVP and President, Best Buy Digital and Global Business Services

MINNEAPOLIS – March 9, 2012 - Best Buy Co., Inc. (NYSE: BBY) today announced that Stephen Gillett has been named executive vice president and president, Best Buy Digital and Global Business Services, reporting to company CEO Brian J. Dunn, effective March 14, 2012.

“I am delighted that Stephen is joining Best Buy and look forward to having him as a member of our team as we seek to improve returns and accelerate growth opportunities,” said CEO Dunn. “Stephen is highly regarded for his creativity, innovation, and commitment to developing unparalleled customer experiences. His tremendous accomplishments at Starbucks speak to his drive and focus. Stephen has that rare combination of business leadership skills, retail transformation experience, and digital and technological acumen – he is uniquely positioned to make an immediate difference at Best Buy.”

Prior to joining Best Buy, Gillett, age 36, was executive vice president, Digital Ventures, and chief information officer at Starbucks. A key member of Starbucks' transformation team, Gillett designed and led the company's efforts to enhance the overall global business operations and improve the customer experience through the use of innovative technology and digital experiences worldwide.

In 2011, while at Starbucks, Gillett was named to Fortune's “Executive Dream Team” as one of only two CIOs among the 25 executives recognized. That same year, he was named Information Week's “Chief of the Year” and to Fortune's “40 Under 40” list. He also was the recipient of the 2010 Aspen Institute Henry Crown Fellowship.

In this newly created position, Gillett is tasked with accelerating the transformation and growth of Best Buy through the advancement of the company's global digital strategy, digital marketing, entertainment offerings, multi-channel capabilities and business development. Through his leadership of the enterprise's ecommerce businesses, information technologies and global shared services, Gillett will have oversight of the critical capabilities necessary to make technology a bigger part of the customer experience while enhancing operations and processes.

“E-commerce is one of the fastest-growing sales channels for our business as demonstrated by the strong year-to-year online sales growth during the past two quarters and December. We want to build on that momentum and Stephen's track record makes it clear that he can help us engage customers online in ever more compelling ways,” said Dunn. “Through his transformation work at Starbucks, Stephen has shown the ability to use digital capabilities to deepen relationships with customers across a wide demographic range. Best Buy customers and the entire Best Buy team will benefit from his innovative approaches to bring together retailing and digital technology.”

“I am excited to join Best Buy at this point in the company's transformation and to work together in innovating and expanding its offerings into a broad multi-channel environment that integrates stores, digital, mobile and social, while continuing to strengthen the customer experience and business operations. The company has a unique and compelling advantage because it touches customers in so many ways in today's connected global marketplace,” said Gillett.

Before joining Starbucks, Gillett was chief information officer for Corbis, a digital media company owned by Microsoft founder Bill Gates. In that role, Gillett was responsible for global technology, engineering and leading platform efforts for Corbis' e-commerce and multimedia licensing business. Prior to Corbis, Gillett spent nearly a decade in Silicon Valley, holding senior technology positions with Yahoo! and CNET Networks.

Gillett, an avid gamer, is widely considered one of the most innovative Guild Masters in World of Warcraft, the massive multi-player online role-playing game where millions of gamers enter a virtual world creating guilds, engaging socially, questing and celebrating achievements.

Gillett holds a Bachelor of Science degree from the University of Oregon and an MBA from San Francisco State University. He joined the board of directors for Symantec Corp. at the beginning of 2012.

About Best Buy Co., Inc.
Best Buy Co., Inc. (NYSE:BBY) is a leading multi-channel global retailer and developer of technology products and services. Every day our employees – 180,000 strong – are committed to helping deliver the technology solutions that enable easy access to people, knowledge, ideas and fun. We are keenly aware of our role and impact on the world, and we are committed to developing and implementing business strategies that bring sustainable technology solutions to our consumers and communities. For additional information about Best Buy, visit www.investors.bestbuy.com.

Media Contacts:
Susan Busch, Sr. Director, Public Relations
612-291-6114 or Susan.busch@bestbuy.com

Esty Pujadas, Ketchum Public Relations
646-935-4073 or esty.pujadas@ketchum.com

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
612-291-6122 or bill.seymour@bestbuy.com

Mollie O'Brien, Director, Investor Relations
612-291-7735 or mollie.obrien@bestbuy.com

Adam Hauser, Director, Investor Relations
612-291-4446 or adam.hauser@bestbuy.com